Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Phillip Haan
Vice President - Investor Relations
Phone:	847-735-4092

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results
10% Growth in Revenue
GAAP Diluted EPS of $0.93 and Diluted EPS, as adjusted, of $0.91
Continued Strong Cash Flow, Raised Expectations
2016 Guidance: Raised Lower End of Diluted EPS, as adjusted, Range

LAKE FOREST, Ill., Oct. 27, 2016 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2016:

•
Consolidated net sales increased 10 percent versus third quarter 2015; on a constant currency basis, net sales also increased 10 percent; excluding the impact of acquisitions, sales on a constant currency basis increased 6 percent.

•	On a GAAP basis, operating earnings increased by 6 percent versus the prior year. Adjusted operating earnings increased by 8 percent from 2015.

•	On a GAAP basis, diluted EPS of $0.93 increased by 21 percent versus the third quarter of 2015. Diluted EPS, as adjusted, of $0.91, an 18 percent increase compared to the prior year.

•	Year-to-date net cash from operations was $282.1 million and free cash flow was $157.5 million, both of which were improved versus the prior year.

“Our reported third quarter net sales increased by 10 percent,” said Brunswick Chairman and Chief Executive Officer Mark Schwabero. “Our top line reflected the benefits of our acquisition strategy, particularly in our Fitness segment, and strong growth rates in all three of our primary boat categories, as well as marine parts and accessories. This growth included another solid performance in outboard engines.

“The U.S. marine market continues to exhibit solid fundamentals and growth, which are supported by stable boating participation, favorable replacement cycle dynamics and innovative products being introduced throughout the marketplace. Overall, international marine markets have been challenging, including weak demand in certain markets such as Latin America, the Middle East and Africa and Canada. Our product successes in both our engine and boat segments have enabled continued market share gains and mix benefits.

“In addition, our fitness business continues to benefit from solid demand, particularly in the global health club and hospitality markets. This foundational core growth, combined with favorable trends in the rehabilitation and active aging category, as well as increased participation in group exercise activities, is providing a healthy marketplace in which to execute our fitness strategy. While revenues of our recent Cybex acquisition have trailed our initial expectations, we are continuing to make outstanding progress integrating this business into our Fitness segment and remain on plan to achieve our near-term and long-term earnings objectives for this acquisition," Schwabero said.

“Brunswick's consolidated adjusted operating earnings increased by 8 percent compared to the prior year quarter, including the impact of planned investments in growth initiatives. The improvement in operating earnings, combined with a lower effective tax rate, as adjusted, and fewer shares outstanding, led to an 18 percent increase in diluted earnings per common share, as adjusted,” Schwabero concluded.

Discontinued Operations

On May 22, 2015, the Company completed the sale of its bowling products business. The results of this business are reported as discontinued operations. For all periods presented in this release, all figures and outlook statements incorporate this change and reflect continuing operations only, unless otherwise noted.

Third Quarter Results

For the third quarter of 2016, the Company reported net sales of $1,093.0 million, up from $991.9 million a year earlier. For the quarter, the Company reported operating earnings of $122.5 million, which included $2.4 million of restructuring and integration charges related to recent fitness acquisitions. This compares with operating earnings of $115.8 million in the third quarter of 2015. For the third quarter of 2016, Brunswick reported net earnings of $85.3 million, or $0.93 per diluted share, compared with net earnings of $72.2 million, or $0.77 per diluted share, for the third quarter of 2015.

Diluted EPS for the third quarter of 2016 included a benefit of $0.04 related to special tax items and $0.02 per diluted share of restructuring and integration charges.

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $438.0 million at the end of the third quarter, down $230.8 million from year-end 2015 levels. Net cash provided by operating activities during the first nine months of the year was $282.1 million, an increase of $41.4 million versus the prior year. This improvement was the result of higher net earnings and reduced working capital usage. Investing and financing activities during the first nine months included $269.5 million for acquisitions, $131.9 million for capital expenditures, $90.3 million of common stock repurchases and $40.7 million of dividend payments.

Marine Engine Segment

The Marine Engine segment, consisting of the Mercury Marine Group, which includes the marine parts and accessories businesses, reported net sales of $625.7 million in the third quarter of 2016, up 6 percent from $588.2 million in the third quarter of 2015. International sales, which represented 31 percent of total segment sales in the quarter, were up 1 percent compared to the prior year period. On a constant currency basis, international sales were consistent with the prior year. For the quarter, the Marine Engine segment reported operating earnings of $109.5 million. This compares with operating earnings of $102.5 million in the third quarter of 2015.

Sales increases in the quarter were led by Mercury’s parts and accessories businesses and the outboard engine business, partially offset by declines in the sterndrive engine business. Higher revenues and cost reductions contributed to the increase in operating earnings in the third quarter of 2016. Partially offsetting these positive factors were the unfavorable impacts from foreign exchange and planned increases in growth investments.

Boat Segment

The Boat segment is comprised of the Brunswick Boat Group, and includes 15 boat brands. The Boat segment reported net sales of $307.0 million for the third quarter of 2016, an increase of 13 percent compared with $271.3 million in the third quarter of 2015. International sales, which represented 21 percent of total segment sales in the quarter, increased by 11 percent compared to the prior year period. On a constant currency basis, international sales were up 10 percent. For the third quarter of 2016, the Boat segment reported operating earnings of $6.8 million. This compares with operating earnings of $6.4 million in the third quarter of 2015.

The Boat segment's increased revenue reflected strong growth across all three of our primary boat categories. Operating earnings comparisons benefited from higher sales, while the impact of continued lower sales volume of large sterndrive/inboard boats, along with increased levels of revenue and profit enhancing investments, unfavorably affected comparisons.

Fitness Segment

The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures and sells strength and cardiovascular fitness equipment and active recreation products. Fitness segment net sales in the third quarter of 2016 totaled $237.6 million, up 20 percent from $197.5 million in the third quarter of 2015. International sales, which represented 48 percent of total segment sales in the quarter, increased by 23 percent. On a constant currency basis, international sales were up 24 percent. Excluding the impact of acquisitions, Fitness segment sales in the quarter, on a constant currency basis, increased by 4 percent compared to the prior year. For the quarter, the Fitness segment reported operating earnings of $29.1 million, including restructuring and integration charges of $2.4 million. This compares with operating earnings of $27.6 million in the third quarter of 2015.

The increase in revenue reflected the benefit of acquisitions and strong overall growth in international markets. In the U.S., health clubs and hospitality channels continued to grow, while other channels showed declines, including sales to retail as well as local and federal governments. The increase in operating earnings included benefits from higher sales, partially offset by an unfavorable impact from sales mix, restructuring and integration costs associated with recent acquisitions and increased investment in growth initiatives.

2016 Outlook

"Our outlook for 2016 continues to reflect another year of outstanding earnings growth, with excellent cash flow generation,” said Schwabero. “We continue to believe that we are well-positioned to generate strong sales growth and adjusted earnings per share growth at a mid-to-high-teen percent rate throughout our current three-year plan.

“We expect our businesses’ top-line performance for the year will benefit from the continuation of solid market growth in the U.S. and Europe and the success of our new products, partially offset by weakness in certain other international markets and the negative impact of a stronger U.S. dollar. As a result, our plan, including acquisitions, reflects revenue growth rates in 2016 to be approximately 10 percent, absent any significant changes in our global macroeconomic assumptions. In total, acquisitions are expected to account for about 5 percent of 2016’s projected sales growth, reflecting the impact of transactions completed in 2015 and 2016.

“For the full year, we anticipate a slight improvement in both gross margins and operating margins, as we plan to continue benefiting from volume leverage, cost reductions and savings related to sourcing initiatives and a modestly net positive sales mix, partially offset by incremental investments to support growth as well as an unfavorable impact from foreign currency. Operating expenses are projected to increase in 2016; however, on a percentage of sales basis, are expected to be at slightly lower levels than 2015,” Schwabero said.

“We are raising the lower end of our range for full-year expectations of diluted EPS, as adjusted, to $3.45 to $3.50. Finally, for 2016, we expect to generate positive free cash flow in excess of $215 million, which is an increase versus our prior guidance,” Schwabero concluded.

Use of Non-GAAP Financial Information; Constant Currency Reporting

A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

For purpose of comparison, percentage changes in third quarter 2016 net sales are also shown using third quarter 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts.  These items may include pension settlement charges, restructuring and integration costs, special tax items and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Phillip C. Haan, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q3). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q3) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EDT Thursday, Nov. 3, 2016, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4335 1004#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “anticipate,” “estimate,” “believe,” “predict,” “potential” or “continue.” These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets and the level of consumer confidence on the demand for the Company’s products and services; negative currency trends, including shifts in exchange rates; the ability to make targeted acquisitions and successfully integrate newly acquired businesses; the ability of the Company to successfully implement its strategic plan and growth initiatives; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key customer or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to absorb fixed costs in managing production facilities; the ability to successfully manage the expansion of the Company’s manufacturing footprint; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; uncertainties in the timing and amount of the Company’s share repurchases; the effect of higher energy and fuel costs; competitive pricing pressures, including the impact of changing foreign currency exchange rates, inflation and increased competition from international competitors; the ability to develop new and innovative products at a competitive price and in compliance with applicable laws and to maintain product quality and service standards; the continued use of legacy information technology systems and the risk of a failure of or attacks on the Company’s information technology systems, which could result in data breaches, lost or stolen assets or information and associated remediation costs; competition from other leisure pursuits that may affect the level of participation in boating and fitness activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to protect the Company’s intellectual property; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions and remediation efforts, climate change, healthcare costs, taxes and employment obligations; the risk of having to record an impairment to the value of goodwill and other assets; doing business in international locations, including risks of international political instability, civil unrest and operations in emerging markets; the ability to attract and retain key contributors and to successfully implement succession plans; the effect of weather conditions on demand for marine products; and the effect that catastrophic events, including hurricanes, floods, earthquakes and environmental spills, may have on consumer demand and the ability to manufacture products.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2015. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release or for changes made to this document by wire services or Internet service providers.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	October 1, 2016	October 3, 2015	% Change
Net sales	$1,093.0	$991.9	10%
Cost of sales	783.3	710.2	10%
Selling, general and administrative expense	150.3	135.6	11%
Research and development expense	34.5	30.3	14%
Restructuring and integration charges	2.4	—	NM
Operating earnings	122.5	115.8	6%
Equity earnings	1.4	1.2	17%
Other income, net	0.8	1.2	-33%
Earnings before interest and income taxes	124.7	118.2	5%
Interest expense	(7.0)	(7.0)	0%
Interest income	0.4	0.7	-43%
Earnings before income taxes	118.1	111.9	6%
Income tax provision	32.8	39.7	-17%
Net earnings from continuing operations	85.3	72.2	18%

Earnings from discontinued operations, net of tax	0.1	3.7	-97%

Net earnings	$85.4	$75.9	13%

Earnings per common share:
Basic
Earnings from continuing operations	$0.94	$0.78
Earnings from discontinued operations	0.00	0.04
Net earnings	$0.94	$0.82	15%

Diluted
Earnings from continuing operations	$0.93	$0.77
Earnings from discontinued operations	0.00	0.04
Net earnings	$0.93	$0.81	15%

Weighted average shares used for computation of:
Basic earnings per common share	91.1	92.7
Diluted earnings per common share	91.9	94.0

Effective tax rate from continuing operations	27.8%	35.5%

Reconciliations
Continuing Operations:
Operating earnings	$122.5	$115.8	6%
Restructuring and integration charges	2.4	—	NM
Adjusted operating earnings	$124.9	$115.8	8%

Earnings before income taxes	$118.1	$111.9	6%
Restructuring and integration charges	2.4	—	NM
Adjusted pretax earnings	$120.5	$111.9	8%

Earnings per common share:
Diluted earnings from continuing operations	$0.93	$0.77
Restructuring and integration charges	0.02	—
Special tax items	(0.04)	0.00
Diluted earnings from continuing operations, as adjusted	$0.91	$0.77	18%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Nine Months Ended
	October 1, 2016	October 3, 2015	% Change
Net sales	$3,405.5	$3,119.6	9%
Cost of sales	2,460.4	2,254.7	9%
Selling, general and administrative expense	451.7	414.0	9%
Research and development expense	104.2	92.2	13%
Restructuring and integration charges	8.8	—	NM
Operating earnings	380.4	358.7	6%
Equity earnings	3.2	3.2	0%
Other income, net	1.7	4.4	-61%
Earnings before interest and income taxes	385.3	366.3	5%
Interest expense	(20.8)	(21.0)	-1%
Interest income	1.2	1.7	-29%
Earnings before income taxes	365.7	347.0	5%
Income tax provision	109.1	110.6	-1%
Net earnings from continuing operations	256.6	236.4	9%

Earnings from discontinued operations, net of tax	1.7	14.3	-88%

Net earnings	$258.3	$250.7	3%

Earnings per common share:
Basic
Earnings from continuing operations	$2.80	$2.54
Earnings from discontinued operations	0.02	0.15
Net earnings	$2.82	$2.69	5%

Diluted
Earnings from continuing operations	$2.78	$2.50
Earnings from discontinued operations	0.02	0.15
Net earnings	$2.80	$2.65	6%

Weighted average shares used for computation of:
Basic earnings per common share	91.5	93.3
Diluted earnings per common share	92.4	94.5

Effective tax rate from continuing operations	29.8%	31.9%

Reconciliations
Continuing Operations:
Operating earnings	$380.4	$358.7	6%
Restructuring and integration charges	8.8	—	NM
Adjusted operating earnings	$389.2	$358.7	9%

Earnings before income taxes	$365.7	$347.0	5%
Restructuring and integration charges	8.8	—	NM
Adjusted pretax earnings	$374.5	$347.0	8%

Earnings per common share:
Diluted earnings from continuing operations	$2.78	$2.50
Restructuring and integration charges	0.06	—
Special tax items	(0.04)	(0.09)
Diluted earnings from continuing operations, as adjusted	$2.80	$2.41	16%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	October 1, 2016	October 3, 2015	% Change	October 1, 2016	October 3, 2015	% Change	October 1, 2016	October 3, 2015
Marine Engine	$625.7	$588.2	6%	$109.5	$102.5	7%	17.5%	17.4%
Boat	307.0	271.3	13%	6.8	6.4	6%	2.2%	2.4%
Marine eliminations	(77.3)	(65.1)	19%	—	—
Total Marine	855.4	794.4	8%	116.3	108.9	7%	13.6%	13.7%

Fitness	237.6	197.5	20%	29.1	27.6	5%	12.2%	14.0%
Pension - non-service costs	—	—		(3.6)	(2.7)	-33%
Corp/Other	—	—		(19.3)	(18.0)	-7%
Total	$1,093.0	$991.9	10%	$122.5	$115.8	6%	11.2%	11.7%

	Nine Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	October 1, 2016	October 3, 2015	% Change	October 1, 2016	October 3, 2015	% Change	October 1, 2016	October 3, 2015
Marine Engine	$1,940.9	$1,839.6	6%	$326.8	$308.5	6%	16.8%	16.8%
Boat	1,011.9	938.6	8%	45.9	35.0	31%	4.5%	3.7%
Marine eliminations	(233.0)	(215.5)	8%	—	—
Total Marine	2,719.8	2,562.7	6%	372.7	343.5	9%	13.7%	13.4%

Fitness	685.7	556.9	23%	73.3	76.6	-4%	10.7%	13.8%
Pension - non-service costs	—	—		(11.0)	(8.8)	-25%
Corp/Other	—	—		(54.6)	(52.6)	-4%
Total	$3,405.5	$3,119.6	9%	$380.4	$358.7	6%	11.2%	11.5%

(1) Operating earnings (loss) in the three months and nine months ended October 1, 2016, includes $2.4 million and $8.8 million, respectively, of restructuring and integration charges in the Fitness segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	October 1, 2016	December 31, 2015	October 3, 2015
Assets
Current assets
Cash and cash equivalents	$437.2	$657.3	$621.9
Short-term investments in marketable securities	0.8	11.5	32.5
Total cash, cash equivalents and short-term investments in marketable securities	438.0	668.8	654.4
Restricted cash	12.7	12.7	15.6
Accounts and notes receivable, net	454.6	398.1	400.7
Inventories
Finished goods	476.3	444.4	444.3
Work-in-process	102.7	88.4	109.8
Raw materials	176.0	152.2	155.7
Net inventories	755.0	685.0	709.8
Prepaid expenses and other	38.5	39.8	35.3
Current assets	1,698.8	1,804.4	1,815.8

Net property	596.7	505.2	489.6

Other assets
Goodwill	413.0	298.7	298.5
Other intangibles, net	164.1	55.1	49.9
Equity investments	16.3	21.5	19.6
Deferred income tax asset	304.8	420.2	408.9
Other long-term assets	47.5	47.4	44.7
Other assets	945.7	842.9	821.6

Total assets	$3,241.2	$3,152.5	$3,127.0

Liabilities and shareholders' equity
Current liabilities
Current maturities of long-term debt	$4.2	$6.0	$4.0
Accounts payable	364.0	339.1	341.0
Accrued expenses	549.5	563.0	518.4
Current liabilities	917.7	908.1	863.4

Long-term debt	448.0	442.5	449.1
Other long-term liabilities	440.8	520.6	525.4
Shareholders' equity	1,434.7	1,281.3	1,289.1
Total liabilities and shareholders' equity	$3,241.2	$3,152.5	$3,127.0

Supplemental Information
Debt-to-capitalization rate	24.0%	25.9%	26.0%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Nine Months Ended
	October 1, 2016	October 3, 2015
Cash flows from operating activities
Net earnings	$258.3	$250.7
Less: net earnings from discontinued operations, net of tax	1.7	14.3
Net earnings from continuing operations	256.6	236.4
Depreciation and amortization	77.0	66.3
Pension funding, net of expense	(61.7)	(63.9)
Deferred income taxes	74.6	75.9
Excess tax benefits from share-based compensation	(11.1)	(6.6)
Equity in earnings of unconsolidated affiliates, net of dividends	(3.2)	(3.2)
Changes in certain current assets and current liabilities	(66.5)	(82.2)
Income taxes	7.1	15.3
Other, net	9.3	2.7
Net cash provided by operating activities of continuing operations	282.1	240.7
Net cash used for operating activities of discontinued operations	(3.3)	(13.4)
Net cash provided by operating activities	278.8	227.3

Cash flows from investing activities
Capital expenditures	(131.9)	(98.5)
Purchases of marketable securities	—	(47.6)
Sales or maturities of marketable securities	10.7	98.3
Investments	9.8	2.3
Acquisition of businesses, net of cash acquired	(269.5)	(18.7)
Proceeds from the sale of property, plant and equipment	1.7	2.1
Other, net	1.3	—
Net cash used for investing activities of continuing operations	(377.9)	(62.1)
Net cash provided by investing activities of discontinued operations	—	44.5
Net cash used for investing activities	(377.9)	(17.6)

Cash flows from financing activities
Net proceeds from issuances of long-term debt	0.8	0.1
Payments of long-term debt including current maturities	(0.3)	(0.4)
Common stock repurchases	(90.3)	(100.0)
Cash dividends paid	(40.7)	(34.6)
Excess tax benefits from share-based compensation	11.1	6.6
Proceeds from share-based compensation activity	12.5	4.3
Tax withholding associated with shares issued for share-based compensation	(18.4)	(8.5)
Other, net	(1.3)	—
Net cash used for financing activities of continuing operations	(126.6)	(132.5)
Net cash provided by financing activities of discontinued operations	—	5.3
Net cash used for financing activities	(126.6)	(127.2)

Effect of exchange rate changes on cash and cash equivalents	5.6	(13.3)
Net increase (decrease) in cash and cash equivalents	(220.1)	69.2
Cash and cash equivalents at beginning of period	657.3	552.7
Cash and cash equivalents at end of period	$437.2	$621.9

Reconciliation
Free Cash Flow
Net cash provided by operating activities of continuing operations	$282.1	$240.7

Net cash provided by (used for):
Capital expenditures	(131.9)	(98.5)
Proceeds from the sale of property, plant and equipment	1.7	2.1
Effect of exchange rate changes on cash and cash equivalents	5.6	(13.3)
Total free cash flow	$157.5	$131.0